Exhibit 99.1

PRESS RELEASE

Lake Shore Bancorp, Inc. Declares Dividend and Reports Results for the Third Quarter 2006

Dunkirk, NY – October 26, 2006 –

Lake Shore Bancorp, Inc. ( the “Company”) (NASDAQ Global Market: LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), reported net income of $580,000 for the quarter ended September 30, 2006 compared to net income of $498,000 for the quarter ended September 30, 2005. Earnings per share for the quarter ended September 30, 2006 were $0.09.

The Company also announced that its Board of Directors declared a quarterly cash dividend of $0.03 per share on its outstanding common stock. The dividend is payable on November 15, 2006 to shareholders of record as of November 3, 2006. The Company is the majority-owned subsidiary of Lake Shore, MHC, a federal mutual holding company which owns 55% of its outstanding shares. Lake Shore, MHC has filed a regulatory notice of its intent to waive dividends paid on the shares of the Company it owns.

Net interest income increased $102,000, or 4.3%, to $2.5 million for the quarter ended September 30, 2006 from $2.4 million for the same period last year. Net interest spread and the net interest margin were 2.63% and 3.08%, respectively, for the quarter ended September 30, 2006 compared to 2.90% and 3.07% for the quarter ended September 30, 2005. The increase in net interest income can be attributed to an increase in interest-bearing assets for the quarter ended September 30, 2006 due to the completion of the Company’s stock offering on April 3, 2006, which increased cash and cash equivalents, as well as available for sale investment securities. The increase in interest income was partially offset by increased interest expense due to higher yields on borrowings and on interest paid on deposit accounts.

Non-interest income was $487,000 for the quarter ended September 30, 2006 compared to $514,000 for the same period in 2005. The decrease was mainly due to the termination of a deferred compensation plan in November 2005.

Non-interest expense was $2.1 million for both the quarters ended September 30, 2006 and 2005. Salaries and employee benefits increased by $43,000, or 4.1%, to $1.1 million principally due to additional personnel hired for the Bank’s new branch in Hamburg, New York which opened during December 2005. Professional service expenditures increased by $144,000, or 113%, to $271,000. Included in these additional expenditures are increased expenses for auditing, legal and other services related to being a public company and the outsourcing of a back-office operation. However, the outsourcing initiative decreased occupancy expenses by $44,000 as it is no longer necessary to maintain equipment and space for the back office operation that was outsourced, thus enhancing the Bank’s level of efficiency. Advertising expense decreased by $18,000 due to the purchase of fewer promotional items, in comparison to the same quarter last year. Other non-interest expenses decreased $120,000, or 44.9%, from $267,000 for the three months ended September 30, 2005 to $147,000 for the three months ended September 30, 2006. This decrease was due to gains recorded on the sale of owned real estate, an increase in the market value of an interest rate floor product, and recoveries of prior year check losses.

Net income for the nine month period ended September 30, 2006 was $1.4 million compared to $1.6 million for the nine month period ended September 30, 2005. The decrease was due to decreased non-interest income and increased non-interest expense, partially offset by increased net interest income.

Net interest income increased by $196,000, or 2.7%, to $7.4 million for the nine months ended September 30, 2006 from $7.2 million for the same period last year. Net interest spread and the net interest margin were 2.72% and 3.02%, respectively, for the nine months ended September 30, 2006 compared to 2.95% and 3.10% for the nine months ended September 30, 2005.

Non-interest income was $1.3 million for the nine months ended September 30, 2006 compared to $1.4 million for the same period in 2005. The decrease was mainly due to the termination of a deferred compensation plan in November 2005.

Non-interest expense was $6.5 million for the nine months ended September 30, 2006 compared to $6.1 million for the same period in 2005. Salaries and employee benefits increased by $185,000, or 5.6% due to the opening of the Hamburg, New York branch and due to annual increases in salary and benefit costs. Professional service expenditures increased by $320,000, or 85.8%, to $693,000 mainly due to the outsourcing of our back-office check processing operations and additional expenses associated with being a public company.

Total assets were $350.3 million at September 30, 2006 compared to $333.7 million at December 31, 2005. Total equity was $54.7 million at September 30, 2006 compared to $28.0 million at December 31, 2005. On April 3, 2006, the Company raised net proceeds of approximately $27.7 million from its initial public offering of 2,975,625 shares of common stock to eligible depositors. The growth in total assets was primarily due to receipt of proceeds from the stock offering and is reflected in total cash and cash equivalents. The increase in equity from $28.0 million at December 31, 2005 to $54.7 million at September 30, 2006 was primarily due to the initial public offering.

“We are pleased with the results for the quarter ended September 30, 2006, particularly in light of the current interest rate cycle,” stated David C. Mancuso, President and Chief Executive Officer. “While interest rates have dropped slightly in the third quarter, short term rates continue to contribute to compression on our interest margin as a result of operating in a competitive rate environment. We were able to hold the line on our non-interest expenses during the quarter ended September 30, 2006. In an effort to protect ourselves from declining interest rates, we purchased an interest rate floor product to protect interest income on our variable rate home equity loans, which are tied to the prime rate. I am also pleased that we declared a dividend of $0.03 per share for the quarter ended September 30, 2006, our first quarterly dividend since going public in April.”

Lake Shore Bancorp is the parent company of Lake Shore Savings Bank, a community-oriented financial institution operating eight full-service branch locations in western New York offering a broad array of retail and commercial lending and deposit services. Traded on the NASDAQ Global Market as LSBK, Lake Shore Bancorp can also be found on the web at www.lakeshoresavings.com.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

Lake Shore Bancorp

Selected Financial Information

SELECTED FINANCIAL CONDITION DATA

	September 30, 2006	December 31, 2005
	(Unaudited)
	(Dollars In Thousands)
Total assets	$350,348	$333,724
Cash and cash equivalents	22,880	12,053
Securities available for sale	101,619	94,082
Loans receivable, net	205,561	206,160
Deposits	243,820	250,890
Short-term borrowings	9,105	11,205
Long-term debt	35,880	37,480
Equity	54,707	27,995

STATEMENTS OF INCOME

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
	(Unaudited) (In Thousands)		(Unaudited) (In Thousands)
Total Interest Income	$4,507	$4,054	$13,285	$11,846
Total Interest Expense	2,014	1,663	5,894	4,651

Net Interest Income	2,493	2,391	7,391	7,195

Provision for Loan Losses	45	—	56	20

Net interest income after provision for loan losses	2,448	2,391	7,335	7,175
Noninterest income	487	514	1,316	1,401
Noninterest expense	2,056	2,047	6,493	6,129

Income before income taxes	879	858	2,158	2,447
Income tax	299	360	716	873
Net income	$580	$498	$1,442	$1,574

Basic earnings per common share since conversion	$0.09	$—	$—	$—

SELECTED FINANCIAL RATIOS:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
Return on average assets	0.67%	0.60%	0.55%	0.64%
Return on average equity	4.31%	7.10%	4.60%	7.61%
Average interest-earning assets to average interest-bearing liabilities	118.12%	107.79%	115.80%	107.40%
Interest rate spread	2.63%	2.90%	2.72%	2.95%
Net interest margin	3.08%	3.07%	3.02%	3.10%